                                                                    EXHIBIT 3.15

                          BID.COM INTERNATIONAL INC.
                         SUBSCRIPTION AGREEMENT FOR A
             SERIES B SPECIAL WARRANT FOR 1,500,000 COMMON SHARES
                  AND A WARRANT FOR A SHARE PURCHASE WARRANT
                        FOR UP TO 100,000 COMMON SHARES
                                      OF
                          BID.COM INTERNATIONAL INC.


TO:       BID.COM INTERNATIONAL INC.


1.   Subscription

          The undersigned Rogers Media Inc. (the "Purchaser") hereby irrevocably agrees to subscribe for and agrees to purchase, on and subject to the terms and conditions set forth herein from Bid.Com International Inc. (the "Corporation") a Series B Special Warrant for 1,500,000 common shares in the capital of the Corporation (the "Special Warrant") at a price of $1,875,000 and a warrant ("Warrant") for an underlying share purchase warrant (the "Common Share Warrant") exercisable for up to 100,000 common shares in the capital of the Corporation as set forth in section 2. Certain terms used but not defined in this Agreement shall have the meaning attributed thereto in Exhibit "A".

2.   Description of the Special Warrant and Warrant

          The Special Warrant and the Warrant shall be created and issued with the rights, privileges, conditions and restrictions as set out in the Special Warrant Certificate and the Warrant Certificate (in each case, as defined below), respectively.

          The specific attributes of the Special Warrant will provide, among other things, that the holder of the Special Warrant shall be entitled to receive, subject to adjustments and additions as set out in the Special Warrant, without payment of any consideration therefor, 1,500,000 common shares in the capital of the Corporation upon the earlier of: (i) the issuance of a receipt for a (final) prospectus of the Corporation (the "Prospectus") in Ontario qualifying the Common Shares issuable upon deemed exercise of the Special Warrant and the Common Share Warrant; and (ii) 5:00 p.m. (Toronto time) on the 5th Business Day following the day that is 130 days following the Closing Date (defined below) (the "Qualification Deadline").

          The Warrant will provide, among other things, that the holder of the Warrant shall be entitled to receive, without payment of any consideration therefor, the Common Share Warrant until the earlier of (i) 5:00 p.m. (Toronto
Time) on the date which is five Business Days after the date on which a receipt for the Prospectus is issued to the Corporation by the Ontario Securities Commission (the "OSC"); and (ii) 5:00 p.m. (Toronto Time) on the date which is the earlier of July 31, 1999 and the date which is ten Business Days following the date on which a notice is provided to the holder confirming the filing of a registration statement or preliminary
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                                      -2-

prospectus in respect of an initial public offering of the common shares of the Corporation in the United States of America for proceeds of at least $7,000,000 (Cdn.).

          The Common Share Warrant will provide, among other things, that the holder of the Common Share Warrant shall be entitled to subscribe for all or any part of a total of 100,000 Common Shares at a subscription price of $1.40 per
share exercisable at any time up to the earlier of   5:00 p.m. (Toronto time):
(i) on July 31, 1999; and (ii) the 10th business day following the date on which the Corporation delivers a notice to the Purchaser confirming it has filed a registration statement or preliminary prospectus for an initial public offering of shares of the Corporation in the United States for proceeds of at least $7,000,000.

          In this Agreement, the Common Shares issuable on the conversion of the Special Warrant and the Common Share Warrant are referred to collectively as the "Underlying Securities".

          In the event that the Corporation is unable to obtain a receipt for the Prospectus from the OSC, the Special Warrant, the Warrant, the Common Share Warrant, and the Underlying Securities may be subject to statutory resale restrictions under the applicable securities legislation of Ontario.

          100% of the gross proceeds from the private placement of the Special Warrant and the Warrant shall be paid to the Corporation on the Closing Date (as defined below).

          All dollar amounts referred to herein are in Canadian dollars.

3.   Payment

          The aggregate amount payable by the Purchaser in respect of the Special Warrant and the Warrant (the "Subscription Price") must accompany this Subscription Agreement and shall be made by certified cheque or bank draft drawn on a Canadian chartered bank, and payable to the Corporation.

4.   Conditions of Closing

          As a condition of Closing (defined below):

     (a) the Corporation must obtain the approval of The Toronto Stock Exchange (the "TSE") in respect of the issue of the Special Warrant, the Warrant, the Common Share Warrant and the Underlying Securities and in respect of the listing of the Underlying Securities on the TSE. The Purchaser agrees to promptly execute and deliver the TSE Private Placement Questionnaire and Undertaking and all such other documents and other instruments as the TSE may require;

     (b) execution and delivery of the E-Commerce Agreement, the AOL Agreement and the Toronto Star Agreement;
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                                      -3-

     (c) the Purchaser shall receive a favourable opinion from counsel for the Corporation as to matters the Purchaser may reasonably request.

5.   Closing

          Delivery and payment for the Special Warrant and the Warrant will be completed (the "Closing") at the offices of counsel to the Corporation, Gowling, Strathy & Henderson, Suite 4900, Commerce Court West, Toronto, Ontario, M5L 1J3 at 11:00 am. (Toronto time) (the "Closing Time") on or before July 29, 1998 (the "Closing Date"). This executed Subscription Agreement is open for acceptance in whole or in part by the Corporation at any time prior to the Closing Time. Confirmation of acceptance will be forwarded to the Purchaser promptly after acceptance has been made.

          Certificates representing the Special Warrant (the "Special Warrant Certificate") and a certificate evidencing the Warrant (the "Warrant Certificate") will be available for delivery against payment of the Subscription Price in the manner specified above.

6.   Representations, Warranties and Covenants of the Purchaser

          The Purchaser hereby represents, warrants and covenants to and with the Corporation (which representations, warranties and covenants shall survive Closing) that:

     (A) The distribution of the Special Warrant and the Warrant is being effected pursuant to the exemption from prospectus and registration requirements contained in Section 72(1)(d) and 35(1)5 of the Securities Act (Ontario) (the "Securities Act").

     (B) the Purchaser hereby acknowledges that no prospectus has been filed by the Corporation with any securities commission in any jurisdiction in connection with the issuance of the Special Warrant or the Warrant and the issuance is exempt from the prospectus and registration requirements available under the provisions of applicable securities legislation and applicable securities regulations (the "Securities Legislation") and as a result:

               (i) the Purchaser is restricted from using most of the civil remedies available under the Securities Legislation;

               (ii) the Purchaser may not receive information that would otherwise be required to be provided to it under the Securities Legislation; and

               (iii) the Corporation is relieved from certain obligations that would otherwise apply under the Securities Legislation; and

     (C) the Purchaser is capable of assessing the proposed investment as a result of the Purchaser's financial or investment experience or as a result of advice received from a registered person other than the Corporation or an affiliate thereof, and is able to bear the economic loss of its investment.

7.   Reliance Upon Representations, Warranties and Covenants

          The Purchaser acknowledges that the representations and warranties and covenants contained in this Agreement are made with the intent that they may be relied upon by the Corporation and counsel to, among other things, determine its eligibility or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to purchase the Special Warrant and Warrant. The Purchaser further agrees that by accepting the Special Warrant and Warrant, the Purchaser shall be representing and warranting that the foregoing representations and warranties are true as at the Closing Time with the same force and effect as if they had been made by the Purchaser at the Closing Time and that they shall survive the purchase by the Purchaser of the Special Warrant and Warrant and shall continue in full force and effect notwithstanding any subsequent disposition by it of the Special Warrant, the Warrant, the Common Share Warrant or the Underlying Securities, as the case may be.

8.   Representations and Warranties of the Corporation

     The Corporation hereby represents, warrants and covenants to the Purchaser (which representations, warranties and covenants shall survive the issuance of the Common Shares) as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby:

     (a) the Corporation is a corporation amalgamated in Ontario and existing pursuant to the Business Corporations Act (Ontario) (the "Act"), is an offering corporation within the meaning of such term in the Act, and is in compliance with all applicable filing and reporting requirements of the Act;

     (b) the issued and outstanding Common Shares of the Corporation are listed and posted for trading on the TSE and the Corporation is in all respects in compliance with its listing agreement with the TSE and the bylaws and policies of the TSE applicable to the Corporation;

     (c) the Corporation is a reporting issuer within the meaning of such term in the Securities Act, is not on the list of defaulting reporting issuers maintained under the Securities Act, and is in compliance with all filing and reporting requirements of the Securities Act; and
     (d)  as provided in Schedule I hereto.

9.   Covenants of the Corporation

     (a) The Corporation undertakes to file or cause to be filed, at its sole expense, all forms or undertakings required to be filed by the Corporation in connection with this transaction so that the distribution of the Special Warrant and Warrant may lawfully occur without the necessity of filing a prospectus or offering memorandum as described in the Regulation made under the Securities Act.

     (b) The Corporation will use its best commercial efforts to (a) qualify the distribution of the Common Share Warrant, and the Underlying Securities issuable upon the deemed exercise of the Special Warrant and the exercise of the Common Share Warrant by filing and obtaining a receipt for the Prospectus in accordance with securities legislation in Ontario on or before the day that is 130 days following the Closing Date; and (b) obtain a listing of the Underlying Securities as soon as practicable.

     (c) The Corporation shall not declare or pay any dividend or make any distribution in respect of the Common Shares.

     (d) On or prior to the Closing Date, the Corporation shall deliver to the Purchaser a copy of all correspondence with the TSE, the OSC or any other Governmental Agency (as defined in Exhibit "A") relating to the issuance of the Special Warrant, the Warrant, the Common Share Warrant and the Underlying Securities or to the listing of the Underlying Securities on the TSE.

     (e) The Corporation covenants and agrees that all Underlying Securities issuable upon the deemed exercise of the Special Warrant and the exercise of the Common Share Warrant will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

     (f)  The Corporation covenants and agrees to use all reasonable efforts to:

               (i)  preserve and maintain its corporate existence; and

               (ii) preserve and maintain its status as a reporting issuer, not in default in the Province of Ontario or any other jurisdiction in which it becomes a reporting issuer.

     (g) The Corporation shall, so long as the Special Warrant or the Warrant or the Common Share Warrant are outstanding, at all times ensure that there are sufficient number of Common Shares authorized to be issued upon the exercise or deemed exercise thereof to enable the Special Warrant, the Warrant and Common Share Warrant to be exercised or deemed to be exercised upon the basis and upon the terms and conditions herein provided; provided that nothing herein contained shall affect or restrict the right of the Corporation to issue Common Shares from time to time.

10.  Costs

          The Purchaser acknowledges and agrees that all costs and expenses incurred by the Purchaser (including any fees and disbursements of any special counsel retained by the Purchaser) relating to the purchase and sale of the Special Warrant and Warrant to the Purchaser shall be borne by the Purchaser. The Corporation shall be responsible for all costs associated with the issue of the Underlying Securities and the Common Share Warrant. The Corporation will also be responsible for all costs of qualifying the Common Share Warrant and the Common Shares issuable upon deemed exercise of the Special Warrant for sale to the public including the filing of a prospectus, any printing costs and costs of transfer agent.

11.  Governing Law

          This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Purchaser irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

12.  Survival

          This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Special Warrant and the Warrant by the Purchaser pursuant hereto and any subsequent disposition by the Purchaser of the Special Warrant, the Warrant, the Common Share Warrant or the Underlying Securities.

13.  Assignment

          This Agreement is not transferable or assignable by the parties hereto.

14.  Counterparts

          This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same document.
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                                      -7-

15.  Schedules and Exhibits

          Schedule I (Representations and Warranties) and Exhibit "A" to
Schedule I (Definitions) form part of this Agreement.

16.  Subscription Particulars

Subscription. One Warrant for a Common Share Warrant to acquire up to 100,000 Common Shares and a Special Warrant for 1,500,000 Common Shares, the aggregate price being $1,875,000.

Registration.   The Underlying Securities are to be registered in the name of:
                     Rogers Media Inc.
                ----------------------

Delivery. This certificate representing the Underlying Securities are to be delivered to:

          (name)

          (address)

          (contact name and number)


     DATED July 29, 1998

                                Rogers Media Inc.
                               ------------------
                              Name of Purchaser (please type or print)

                              By:




(Address of Purchaser)
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                                      -8-

17.       Acceptance
          ----------

          The above subscription is hereby accepted and agreed to by the Corporation.

          DATED July 29, 1998.

                         BID.COM INTERNATIONAL INC.

                         By:
                            ------------------------------------
                              Authorized Signing Officer

                                                                      SCHEDULE I
                                                                      ----------

                                  SCHEDULE I
                        REPRESENTATIONS AND WARRANTIES

1.1 Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby. The definitions contained in the main body of the Agreement and Exhibit A hereto form part of this Schedule I.

1.1.1  Corporate Matters

(1) The Corporation and each of the Subsidiaries is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation. None of the Corporation or the Subsidiaries (i) is an insolvent person within the meaning of The Bankruptcy Act (Canada), or (ii) has made any assignment for the benefit of its creditors or a proposal in bankruptcy. No proceedings have been taken or authorized by any of the Corporation, any Subsidiary or, to the best of the Corporation's knowledge, by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or any of the Subsidiaries.

(2) The Corporation has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under this Agreement and the Closing Documents to which it is a party. The Corporation has taken all corporate action and caused all necessary shareholder action to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party including, without limitation, the issuance and delivery of the Special Warrant, the Warrant, the Common Share Warrant and the issue of the Underlying Securities.

(3) The Corporation and the Subsidiaries have all necessary power and authority to own or lease the Assets and to carry on the Business as carried on. The Corporation and the Subsidiaries possess all Licences material to the conduct of the Business. Neither the nature of the Business nor the location or character of any of the Assets requires any of the Corporation or the Subsidiaries to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(4) This Agreement has been, and each Closing Document to which the Corporation is a party will on Closing be, duly executed and delivered by the Corporation and this Agreement constitutes, and each Closing Document to which the Corporation is a party will on Closing constitute, a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

(5) A true copy of the Articles and by-laws of the Corporation each as amended to date and currently in effect have been delivered to the Purchaser by the Corporation. The Articles and by-laws of the Corporation constitute all of the constating documents and by-laws of the Corporation, are complete and correct and are in full force and effect and no amendments are being made to same.

1.1.2 Authorized and Issued Capital of the Corporation. The authorized capital of the Corporation consists of an unlimited number of Common Shares, of which approximately 22,000,000 common shares are outstanding as fully paid and non-assessable shares, an unlimited number of preference shares issuable in series, and an unlimited number of 7% cumulative preference shares. No preference shares are outstanding. Except as listed in Schedule D, no other Voting Securities, or Rights of the Corporation have been issued or are outstanding.

1.1.3 Options. Except as listed in Schedule D, no Person other than the Purchaser has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase, subscription or issuance of any Voting Securities, securities convertible into voting securities, or Rights of the Corporation. True and complete copies of the agreements and other Rights disclosed in Schedule D have been provided to the Purchaser except for the Authority Agreement with Yorkton Securities Inc. dated July 9, 1998. The Corporation has no agreement or obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Corporation have been offered, issued and sold by the Corporation in compliance with Applicable Law. There are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Corporation's capital stock, other than rights to which the Purchaser is entitled as set forth in this Agreement and the Closing Documents.

1.1.4 Subsidiaries. The Corporation is the registered and beneficial owner of all of the issued and outstanding shares of each Subsidiary with good and valid title thereto, free and clear of all encumbrances. Neither the Corporation nor any Subsidiary holds or has agreed to acquire any shares, equity securities or other securities convertible into equity securities of, or ownership interests in, any Person. None of the Corporation or the Subsidiaries is or has agreed to become a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture or other management or business association or to acquire or lease any other business operation.

1.1.5 Insurance. Each of the Corporation and the Subsidiaries maintains valid policies of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated. There is no default under any such policy, nor, to the knowledge of the Corporation, has any event occurred which with notice, lapse of time or both would constitute a material default thereunder.

1.1.6 Financial Statements. The Audited Financial Statements and the Interim Financial Statements, true and complete copies of which have been provided to the Purchaser are attached as Schedule B:

(1) have been prepared from and in accordance with the books and records of the Corporation and its Subsidiaries in accordance with Generally Accepted Accounting Principles (except as disclosed in the notes thereto) applied on a basis consistent with that of the preceding periods;

(2) present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation and the Subsidiaries and the results of the operations of the Corporation and the Subsidiaries as at the date thereof and for the periods covered thereby; and

(3) contain or reflect adequate reserves for all known or reasonably anticipated liabilities and obligations of the Corporation and the Subsidiaries of any nature, whether absolute, contingent or otherwise, as at the date thereof.

No information has come to the attention of the Corporation that would render the Audited Financial Statements or the Interim Financial Statements incomplete or inaccurate in any material respect.

1.1.7 Undisclosed Liabilities. None of the Corporation or the Subsidiaries has any known or reasonably anticipated liabilities (whether accrued, absolute, contingent or otherwise) of any kind and whether due or to become due, except:

(1)  liabilities disclosed or provided for in the Audited Financial Statements;
     and

(2) liabilities incurred in the ordinary course from and after the Financial Disclosure Date which are consistent with past practice, are not, in the aggregate, material and adverse to the Business, Assets, financial condition or results of operations of the Corporation and the Subsidiaries, and do not violate any covenant or obligation contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

1.1.8  Absence of Changes.  Since the Financial Disclosure Date;

(1) The Corporation and each of the Subsidiaries has conducted the Business in the ordinary course, has not incurred any debt, obligation or liability out of the ordinary course or of an unusual or extraordinary nature and has used its best efforts to preserve the Business and the Assets;

(2) the Corporation has not declared or paid any dividend or made any distribution in respect of any of its shares or repurchased, redeemed or otherwise acquired any of its securities;

(3) there has not been any change in the condition of the Business or the Assets or the financial condition or results of operations of any of the Corporation, the Subsidiaries or the Business other than changes in the ordinary course, and such changes have not, either individually or in the aggregate, been materially adverse or have had or may be reasonably expected to have, either before or after the Closing Time, a material adverse effect on the Business, the Assets or the future prospects of the Corporation, any of the Subsidiaries or the Business; and

(4) to the best of the Corporation's knowledge, there has not been any change in, or creation of, any Applicable Law, any revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Corporation, any Subsidiary, the Business or the Assets or the future prospects of any of the Corporation, the Subsidiaries or the Business.

1.1.9 Tax Matters. The Corporation and each of the Subsidiaries has filed with all appropriate Governmental Agencies all Tax Returns within the times and in the manner prescribed by law and all tax returns are correct and complete in all material respects and no material fact has been omitted therefrom. The Corporation and each Subsidiary has paid all Taxes due and payable and has paid all installments, has collected or withheld all amounts required to be collected or withheld by it and has made all other remittances required to be made on account of Taxes payable by it. No Tax Return has been reassessed nor has there been any notice of reassessment by any taxing authority and there are no actions, audits, assessments, reassessments, suits, appeals, proceedings, investigations or claims now pending or, to the best of the Corporation's knowledge, threatened against the Corporation or any Subsidiary in respect of Taxes or governmental charges by any Governmental Agency relating to claims for additional Taxes or assessments with reference to any of the Corporation, the Subsidiaries, the Assets or the Business. There are no outstanding waivers of any limitation period or agreements providing for an extension of time during which any governmental agency may issue an assessment or re-assessment with respect to any Taxes owed by the Corporation or any Subsidiary. The provision for Taxes reflected in the Financial Statements is adequate for all Tax liabilities, whether or not yet due and payable and whether or not disputed or under appeal, for the periods covered by the Financial Statements and for all prior periods and none of the Corporation or the Subsidiaries has any liability for any Tax in respect thereof of any nature other than those described in the Financial Statements and those arising in the ordinary course since the Financial Disclosure Date.

1.1.10 Absence of Conflicting Agreements. None of the execution and delivery of, or the observance and performance by the Corporation of any covenant or obligation under this Agreement or any Closing Document to which it is a party including the issuance of the Special Warrant, the Warrant, the Common Share Warrant or the Underlying Securities or the Closing, contravenes or results in, or will contravene or result in, a material violation of or a material default under (with or without the giving of notice or lapse of time, or both), or in the acceleration of any material obligation under:

(1)  any Applicable Law;

(2)  any Licence held by or for the Corporation, a Subsidiary or the Business;

(3) the articles, by-laws, directors' or shareholders' resolutions of the Corporation or any Subsidiary; or

(4) any other agreement, lease, mortgage, security document, obligation or instrument to which the Corporation or any Subsidiary is a party, or by which either is bound.

The representation and warranty in Section 1.1.10(b) shall not apply to Generic Software.

1.1.11 Consents, Approvals, Etc. Subject to those Required Filings identified in Section 1.1.18, no consent, approval, Licence, Order or authorization, registration, declaration or filing with any Governmental Agency or other Person is required by the Corporation or any Subsidiary, or with respect to the Business, in connection with (a) the Closing or (b) the execution and delivery by the Corporation of, and the observance and performance by the Corporation of its obligations under, this Agreement and the Closing Documents to which it is a party.

1.1.12 Restrictions on Business. Other than statutory provisions and restrictions of general application to the Business, the Corporation or the Subsidiaries, none of the Corporation or any Subsidiary is a party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its articles or by-laws or directors' or shareholders' resolutions or subject to any restriction imposed by any Governmental Agency or subject to any Applicable Law which could materially restrict or interfere with the conduct of the Business or which could materially limit or restrict or otherwise adversely affect the Assets or the financial condition of the Corporation on a consolidated basis.

1.1.13 Compliance with Applicable Law. Each of the Corporation and the Subsidiaries has conducted and is conducting the Business in compliance with all Applicable Law, and is not in breach of any Applicable Law except for breaches which in the aggregate are not material to the Corporation and the Subsidiaries.

1.1.14 Litigation. Except as disclosed in Schedule E, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against or relating to the Corporation or any Subsidiary or affecting the Common Shares, the Special Warrant, the Warrant, the Assets or the Business which, if determined adversely, would materially and adversely affect any of the Corporation, any Subsidiary, the Special Warrant, the Warrant, the Business or the Assets or the validity of the Agreement, any of the Common Shares or any of the Closing Documents, nor are any of the same pending or to the best of the knowledge of the Corporation threatened. There is not at present outstanding against the Corporation or any Subsidiary any Order that materially and adversely affects the

Corporation, any Subsidiary, the Business or the Assets in any way or that in any way relates to this Agreement or the transactions contemplated hereby.

1.1.15 Title to Properties. Except as disclosed in the Audited Financial Statements or the Interim Financial Statements, the Corporation and the Subsidiaries have good and marketable title to all of the Assets, free and clear of all Encumbrances. There is no agreement, option or other right or privilege outstanding in favour of any person for the purchase from the Corporation or a Subsidiary of the Business or any of the Assets, except in the ordinary course. Neither the Corporation nor any Subsidiary owns or has agreed or otherwise become committed to acquire real property.

1.1.16 No Expropriation. None of the Corporation or any Subsidiary has received any notice of expropriation of any of the Assets. The Corporation is not aware of any expropriation proceeding, pending or threatened against or affecting any of the Assets.

1.1.17 Licences. The only Licences necessary or desirable for the operation of the Business and the ownership of the Assets are listed in Schedule F and are in full force and effect unamended. the Corporation or each Subsidiary, as the case may be, is in compliance in all material respects with all the terms and conditions relating to such Licences and there are no proceedings in progress, or to the best of the knowledge of the Corporation, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of such Licences. No Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents or the exercise or the deemed exercise of the Special Warrant or the Warrant or the Common Share Warrant nor is any consent or approval of any Person required to assure the continued validity and effectiveness of any Licence in connection with the purchase of the Special Warrant or the Warrant, this Agreement, any Closing Document or by the exercise of the Common Share Warrant or the transactions contemplated hereby or thereby.

1.1.18 Securities Legislation. The Corporation is a "reporting issuer" in Ontario and is not in default under applicable securities legislation in such province. In particular, without limiting the foregoing, the Corporation is in compliance with its obligations to make timely disclosure of all material changes relating to it and since the date hereof (other than in respect of material change reports filed on a confidential basis and thereafter made public or material change reports filed on a confidential basis and in respect of which the material change never came to fruition) no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that this Agreement constitutes a material change. The Corporation is not in default of any requirements of such securities legislation, and the issuance of the Special Warrant, the Warrant, the Common Share Warrant and the Underlying Securities to the Purchaser will be made in compliance with all applicable Canadian securities legislation. Subject to the filing of (i) a Form 27, Material Change Report
(ii) Form 20, Report of a Trade under clause 72(1)(d) and (iii) a press release following the Closing (together, the "Required Filings"), the issuance of the Special Warrant, the Warrant, the Common Share Warrant and Underlying Securities to the Purchaser will not result in any contravention of any applicable Canadian securities legislation or the regulations thereunder (subject to filings required on Warrant exercise).

The issuance of the Special Warrant and the Warrant is exempt from the registration and prospectus requirements of securities legislation of the Province of Ontario and no prospectus will be required and no other document must be filed, proceeding taken or approval obtained in Ontario to permit the offering, issue, sale and delivery of the Special Warrant and the Warrant to the Purchaser or for the exercise of the Warrant other than the Required Filings.

1.1.19  Environmental Matters.  To the best of the Corporation's knowledge:

(1) The Corporation, each Subsidiary, the Business and the Assets are in full compliance with Applicable Law in respect of environmental matters and are not the subject of any remedial or control action or Order, or any investigation or evaluation as to whether any remedial or control action or Order is needed to respond to an actual or threatened release, discharge, deposit, emission or spill of any hazardous substance, pollutant or contaminant into the environment or any facility or structure;

(2) Since the date of lease by the Corporation or a Subsidiary, no premises leased by the Corporation or any Subsidiary have been or are being used as a landfill or waste disposal site, nor has any hazardous substance or contaminant been deposited in or disposed of on, in or at such leased premises.

(3) none of the Corporation or the Subsidiaries is or may be liable to any Person as a result of an actual or alleged release, discharge, deposit, emission or spill of any hazardous substance, contaminant or pollutant into the environment or any facility or structure, nor has there been any release, discharge, deposit, emission or spill of any hazardous substance, contaminant or pollutant into the environment or into any facility or structure, which is the subject of or, after the giving of notice or the lapse of time would give rise to, any claim, demand, suit, action, cause of action, dispute, proceeding or Order relating to the violation of Applicable Law in respect of environmental matters, nor is there any basis for any thereof being commenced; and

(4) the Corporation and each Subsidiary has complied in all material respects with all environmental reporting and inspection requirements of all Governmental Agencies having jurisdiction over it. All pollution control equipment operated as part of the Business is effective in meeting applicable emissions limits and effluent pre-treatment standards.

1.1.20 Significant Shareholders. Except as set forth in Schedule G there are no loans, leases, licences, guarantees, contracts, transactions, understandings or other arrangements or any nature between the Corporation or any Subsidiary and any officer, director, of the Corporation or person not dealing with it at arm's length (within the meaning of The Income Tax Act (Canada)) or affiliate of the foregoing persons. All persons owning ten percent (10%) or more of the presently outstanding Common Shares to the knowledge of the Corporation, are listed as Schedule G.

1.1.21 Material Contracts. Except as set forth in Schedule H and otherwise disclosed in this Agreement neither the Corporation nor any Subsidiary is a party or subject to or bound by:

(1) any contract, lease or agreement creating any obligation of the Corporation or any Subsidiary to pay to any third party $200,000 or more with respect to any single such contract or agreement, except for purchase orders entered into in the ordinary course the existing contracts with America OnLine, Inc. and the Agreement and the E-Commerce Agreement;

(2) any contract or agreement for the sale, license, lease or disposition of products in excess of $200,000;

(3) any contract containing covenants directly or explicitly limiting the freedom of the Corporation or any Subsidiary to compete in any line of business or with any person or entity, except for the existing contracts with America OnLine, Inc., Toronto Star Newspapers Limited and the E-Commerce Agreement;

(4)  any license agreement (as licensor or licensee) other than Generic
     Software;

(5) any contract or agreement or the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $200,000;

(6) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $200,000 or any pledge or security arrangement except as disclosed in Schedule H;

(7) any material joint venture, partnership, manufacturing, development or supply agreement;

(8) any employment contracts, or agreements with officers, directors, employees or stockholders of the Corporation or any Subsidiary or persons or organizations related to or affiliated with any such persons;

(9) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Corporation or any Subsidiary, including without limitation any agreement relating to the capital stock of the Corporation or any Subsidiary, including without limitation any agreement relating to anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(10) any pension, profit sharing, retirement or stock option plans;

(11) any royalty, dividend or similar arrangement based on the sales volume of the Corporation or any Subsidiary;

(12) any acquisition, merger or similar agreement; or

(13) any other contract not executed in the ordinary course.

All of such agreements and contracts are valid, binding and in full force and effect. Neither the Corporation nor any Subsidiary, nor, to the knowledge of the Corporation, any other party is in material default under any of such agreements or contracts (nor, to the knowledge of the Corporation, has any event occurred which with notice, lapse of time or both would constitute a material default thereunder), except to the extent that any such default would not have a material effect on the assets, liabilities, properties, business or prospects of the Corporation or any Subsidiary, and the Corporation or any Subsidiary, has not received notice of any alleged default under any such contract, or agreement.

There is no written contract currently under negotiation by the Corporation which has not been disclosed to the Purchaser:

     (i) as to which the Corporation believes negotiations are substantially complete; and
     (ii) which, when entered into, could reasonably be expected to have a material affect on the condition (financial or otherwise), business, property, results of operations, assets or liabilities of the Corporation or the Subsidiary taken as a whole.

1.1.22  Intellectual Property Rights.

(1)  Rights

     Schedule J contains a true and complete list of all Intellectual Property Rights which have been registered, or for which applications for registration have been filed in any jurisdiction.

(2)  Ownership

     Except as set forth in Schedule I or "Permitted Encumbrances", and except for Generic Software, the Corporation is or at Closing will be the exclusive owner of the Technology and all right, title and interest in and to the Technology, free and clear of all Encumbrances, other than those Encumbrances arising in the ordinary course of Corporation's Business, and the Corporation has no knowledge of any claim of adverse ownership in any Technology. Except as previously disclosed to the Purchaser, the Corporation has not:

     (1) granted any third party a license or other right to any of the Intellectual Property Rights; or

     (2) made any contract or arrangement whereby it may be liable to pay any royalty or other compensation for the use of Intellectual Property Rights.

(3)  Validity

     The Intellectual Property Rights are in good standing and to the best of the Corporation's knowledge have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights. All registrations and filings necessary to preserve the rights of the Corporation in and to the Intellectual Property Rights have been made.

(4)  Complete

     The Technology is sufficient and complete to enable the Corporation to carry on the Business as currently carried on and to perform its obligations under this Agreement and any related Closing Documents including the E-Commerce Agreement.


(5)  Infringements by Purchaser

     The representations, warranties and covenants contained in Section 9.1 of the E-Commerce Agreement, together with all defined terms used therein (for the purpose only of those representation, warranty and covenant), are hereby incorporated by reference herein and shall be deemed to form part of this Agreement; provided that references therein to "perform its obligations hereunder" shall be substituted by "carry on the Business" and references to "the performance of this Agreement" shall be substituted by "operation of the Business".

(6)  Licenses and Covenants Not to Sue

     The representations, warranties and covenants contained in Section 9.1 of the E-Commerce Agreement, together with all defined terms used therein (for the purpose only of those representation, warranty and covenant), are hereby incorporated by reference herein and shall be deemed to form part of this Agreement.

(7)  Third Party Infringements

     There are no infringements of, passing-off related to, or other interference with the Technology by third parties of which the Corporation has received notice (formal or informal) or is otherwise aware.

(8)  Protection of Confidentiality

     The Corporation and each Subsidiary has taken commercially reasonable precautions and made commercially reasonable efforts to protect its trade secrets and secure the confidentiality of its customer lists, and other proprietary information.

1.1.23 Major Suppliers and Customers. To the knowledge of the Corporation, no major supplier or customer has any intention to change its relationship with the Corporation or the

Subsidiaries. There has been no material interruption to or discontinuity in customer or supplier arrangements or relationships referred to in this Section.

1.1.24 Year 2000 Compliance. The representations, warranties and covenants contained in section 9.9 of the E-Commerce Agreement, together with all defined terms used therein (for the purpose only of those representation, warranty and covenant), are hereby incorporated by reference herein and shall be deemed to form part of this Agreement.

1.1.25 Material Change Reports. Since the Financial Disclosure Date, other than in respect of material change reports filed on a confidential basis and in respect of which the material change so reported did not come to fruition and other than this Agreement:

(1) there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation or its Subsidiaries which requires disclosure under applicable securities legislation and that has not been publicly disclosed;

(2) there has not been any material change in the capital stock or long-term debt of the Corporation or its Subsidiaries which requires disclosure under applicable securities legislation and that has not been publicly disclosed; and

(3) there has not been any material change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Corporation or its Subsidiaries which requires disclosure under applicable securities legislation and that has not been publicly disclosed.

1.1.26 Information Record. No portion of the Corporation's Information Record contained a misrepresentation as at its date of public dissemination.

1.1.27 Reportable Disagreement. There has never been any reportable disagreement (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the present or any former auditor of the Corporation.

1.1.28 TSE. The Corporation shall use its best efforts exercised in a commercially reasonable manner to ensure that the Common Shares will continue to be listed on the TSE following the issue of the Underlying Securities.

1.1.29 Employees. None of the employees of the Corporation or any Subsidiary is represented by any labour union, and, to the best of the Corporation's knowledge, there is no labour strike or other labour trouble pending or threatened with respect to the Corporation or any Subsidiary (including, without limitation, any organizational drive). The Corporation has no written employment agreement with any employees who are also directors except as disclosed in Schedule H hereto. No payments have been made to officers or directors except in ordinary course and at regular rates payable to them, as approved by the Corporation's Compensation Committee.

1.1.30 Disclosure. No representation or warranty of the Corporation in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Common Shares, the Special Warrant or the Warrant seeking full information as to the Business and the Assets. Without limiting the scope of the foregoing, none of the Corporation or any Subsidiary is aware of any change, event or occurrence related to the Business that has taken place or is pending that has, or in the future would have, a material adverse effect on the value of the Common Shares, the Special Warrant, the Warrant, the Common Share Warrant, the Assets or the Business which is not the result of general industry trends.

1.2 Qualification of Representations and Warranties. The representations or warranties made by a Party under as to the enforceability of these agreements against such Party are subject to the following qualifications:

(1) specific performance, injunctive relief and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(2) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights.

1.3 Survival of the Corporation's Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by the Corporation in or pursuant to this Agreement shall survive the Closing as follows:

(1) the representations and warranties set forth in Sections 1.1.1 to 1.1.4 inclusive, 1.1.9, 1.1.20, 1.1.22, 1.1.24, and 1.1.27 shall survive the
     Closing and continue without time limit;

(2) all of the other representations and warranties contained in this Agreement or in any Closing Document shall survive only for a period equal to the later of the first anniversary of the Closing Date and the end of the expiration of any applicable hold period mandated by any securities regulatory authority exercising jurisdiction in respect of the Underlying Securities from the Closing Time. After such period, the Corporation shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(3) the covenants and agreements of the Corporation contained in this Agreement shall survive the Closing and continue in accordance with Applicable Law.

                                                                       EXHIBIT A
                                                                       ---------

                                  EXHIBIT "A"

                                  DEFINITIONS

In this Agreement, unless the subject matter or context is inconsistent therewith:

"Act" means the Business Corporations Act (Ontario) as amended or restated and any successor legislation of comparable effect;

"Agreement" means this subscription agreement and all exhibits and schedules annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof or thereof; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article or section; except where the context specifically requires, "Article", "Section", "Exhibit" or "Schedule" means and refers to the specified article, section, exhibit or schedule of this Agreement;

"AOL Agreement" means the letter agreement dated as of July 29, 1998 among America Online, Inc. and the Purchaser;

"Applicable Law" means any domestic or foreign statute, law, ordinance, rule, regulation, regulatory policy or guideline, by-law (zoning or otherwise) or Order that applies to the Corporation, the Subsidiaries, the Business, the way the Business is carried on or to the Common Shares, the Special Warrant or the Warrant;

"Articles" means the articles of amalgamation of the Corporation dated January 9, 1997;

"Assets" means all of the assets and undertaking of the Corporation and the Subsidiaries, both tangible and intangible, including goodwill;

"Audited Financial Statements" means the audited consolidated balance sheet of the Corporation and the Subsidiaries as at December 31, 1997 and the audited consolidated statement of loss of the Corporation and its Subsidiaries for the year ended December 31, 1997.

"Business" means collectively the businesses carried on by the Corporation and the Subsidiaries including the maintenance of an internet website under the URL www.bid.com which offers consumer products for sale via credit card transactions through an auction format;

"Business Day" means any day of the week other than a Saturday, Sunday or statutory holiday or any other day on which banks are generally closed in Toronto, Ontario;

"Closing Documents" means any document delivered at or subsequent to the Closing Time as provided in or pursuant to, this Agreement or the E-Commerce Agreement;

"Common Shares" means common shares in the capital of the Corporation;

"E-Commerce Agreement" means the E-Commerce and Promotion Services Agreement dated as of July 28, 1998 between the Purchaser and the Corporation.

"Encumbrance" means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), adverse claim, or any other option, right or claim of others of any kind whatever affecting the Assets, the Common Shares, the Special Warrant or the Warrant, as applicable and any restrictive covenant or other agreement, restriction or limitation (registered or unregistered) on the Assets, the Common Shares, the Special Warrant or Warrant, as applicable;

"Financial Disclosure Date" means December 31, 1997;

"Generally Accepted Accounting Principles" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

"Generic Software" means off-the-shelf software which is readily substitutable by the Business with minimum cost or interruption to the Business;

"Governmental Agency" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, authority, commission or instrumentality of any kind whatever;

"Information Record" means any statement contained in any press release, material change report, financial statement or other document of the Corporation or any Subsidiary which has been or is publicly disseminated pursuant to any applicable securities laws prior to the Closing Time;

"Intellectual Property Rights" means: (A) any and all proprietary rights of the Corporation or any Subsidiary provided under (i) patent law, (ii) copyright law,
(iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any, other statutory provision or common law principle applicable to the Corporation, the Subsidiaries, the Business or Assets which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade law, or
(b) the expression or use of such ideas, formulae, algorithm, concepts inventions or know-how; and (B) any and all applications, registrations, license, sub-licenses, franchise agreements or any other evidence of a right in any of the foregoing;

"Interim Financial Statements" means the unaudited consolidated balance sheet of the Corporation and its Subsidiaries as at March 31, 1998 and the unaudited consolidated statement of loss of the Corporation and its Subsidiaries for the 3 month period ended March 31, 1998;

"Licence" means any licence, permit, approval, right, privilege, concession or franchise;

"Order" means any order (draft or otherwise), judgment, injunction, decree, award or writ of any, court, tribunal, arbitrator, Governmental Agency or other Person;

"ordinary course" when used in relation to the conduct by the Corporation and the Subsidiaries of the Business means any transaction which constitutes an ordinary day-to-day business activity of the Corporation and the Subsidiaries conducted in a commercially reasonable and businesslike manner consistent with the past practices of the Corporation and the Subsidiaries;

"Permitted Encumbrances" means inchoate liens and all statutory liens, charges, obligations and encumbrances not required by law to be registered;

"Parties" means the Corporation and the Purchaser collectively, and "Party" means any one of them;

"Person" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Agency or any other entity recognized by law;

"Regulatory Filings" means all material and reports filed, or required to be filed, with applicable securities regulatory authorities and any stock exchange on which the securities of the relevant body corporate are listed;

"Rights" means any options, rights, warrants or subscription privileges issued or granted by the Corporation (whether or not currently exercisable or exercisable on conditions) to purchase Voting Securities, Common Shares or any other equity securities of the Corporation;

"Subsidiaries" means the bodies corporate listed in Schedule C, and "Subsidiary" means any one of them;

"Taxes" means all federal, provincial, local, foreign or other taxes, imposts, rates, levies, assessments and Government fees or dues lawfully levied, assessed or imposed against the Corporation or the Subsidiaries or in respect of the Business, including income, premium, sales, excise, use, property, capital, goods and services, business transfer and value added taxes and custom and import duties and includes all interest, fines and penalties with respect thereto;

"Tax Returns" means all reports and returns filed or required to be filed by the Corporation or the Subsidiaries in respect of Taxes;
"Technical Information" means all right, title and interest in and to all know-how of the Corporation including

        1) all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form; and

        2) all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, computer software and related manuals, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures;

"Technology" means the Intellectual Property Rights and the Technical
Information;

"Toronto Star Agreement" means the letter agreement dated July 22, 1998 among Toronto Star Newspapers Limited and the Purchaser;

"Voting Securities" means the Common Shares of the Corporation and all other securities of the Corporation of any kind or class having power to vote for the election of directors either under all circumstances or in certain circumstances or in certain events (whether such circumstances or events exist or have occurred).

"Warrant" means the warrant to purchase 100,000 Common Shares to be issued hereunder to the Purchaser.